UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ChannelAdvisor Corporation
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________________________________
FORM 8-K
____________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2021
____________________________________________________
CHANNELADVISOR CORPORATION
(Exact name of registrant as specified in its charter)
____________________________________________________

Delaware	001-35940	56-2257867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3025 Carrington Mill Boulevard
Morrisville, NC 27560
(Address of principal executive offices, including zip code)
(919) 228-4700
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Common Stock, $0.001 par value	ECOM	New York Stock Exchange
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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Linda Crawford as Member of the Board of Directors
On March 30, 2021 the Board of Directors (the “Board”) of ChannelAdvisor Corporation (the “Registrant”) approved an increase in the size of the Board from eight to nine members and appointed Linda M. Crawford as a director to fill the vacancy created by the increase. As previously announced, Marc Huffman informed the Registrant in November 2020 that he would not stand for re-election as a director at the Registrant’s 2021 annual meeting of stockholders (the “Annual Meeting”), in order to devote more time to his business and other professional interests. Mr. Huffman’s term will expire immediately prior to the Annual Meeting, after which the Board will consist of eight members. Ms. Crawford will serve in the class of directors whose term will expire at the Registrant’s 2022 annual meeting of stockholders. There is no family relationship between Ms. Crawford and any of the Registrant’s other directors or executive officers. The Registrant is not aware of any transaction involving Ms. Crawford requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Ms. Crawford is set forth below.
Linda Crawford, age 57, served as the chief executive officer of Helpshift, a digital customer support platform, from August 2017 to February 2020. She previously served as chief revenue and chief customer officer of Optimizely, Inc., a private company providing website and mobile testing and personalization, from January 2016 to February 2017. She previously served in several executive positions at Salesforce.com, Inc. (“Salesforce”) from 2006 to 2015, most recently as executive vice president and general manager, Sales Cloud, from 2012 to 2015 and as Senior Vice President Sales, Strategy and Productivity from 2008 to 2012. Prior to joining Salesforce, Ms. Crawford served as Vice President, Sales at Rivermine Software, Inc., a telecom expense management software platform, from 2004 to 2006 and held several executive positions at Siebel Systems, Inc. She currently serves on the board of directors of Equilar, Inc., a provider of corporate leadership data. Ms. Crawford previously served on the board of directors of the publicly traded software company Demandware, Inc., from January 2016 until its acquisition by Salesforce in July 2016. She is an advisor to several private companies and holds a B.B.A. in computer information systems and economics and an M.B.A. from James Madison University.
In accordance with the Registrant’s compensation policy for non-employee directors, on April 1, 2021, Ms. Crawford will be granted a restricted stock unit award having a value equal to $137,500 based on the closing price per share of the Registrant’s common stock on March 30, 2021 (two business days before the grant date), which will vest and become exercisable on March 1, 2022, subject to Ms. Crawford’s continuous service through that date. Additionally, Ms. Crawford will be entitled to receive a $50,000 annual retainer for service as a director. Ms. Crawford has also entered into the Registrant’s standard form of indemnification agreement.
Item 7.01            Regulation FD Disclosure.
On March 30, 2021, the Registrant issued a press release announcing Ms. Crawford’s appointment to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.
Item 9.01            Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated March 30, 2021 “ChannelAdvisor Appoints Linda Crawford to Board of Directors.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).*

* Submitted electronically with this Report in accordance with the provisions of Regulation S-T

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELADVISOR CORPORATION

		By:	/s/ David J. Spitz
Date:	March 30, 2021		David J. Spitz
Chief Executive Officer